Exhibit 4.47

TERMINATION OF LOAN AGREEMENT

TERMINATION OF LOAN AGREEMENT, dated as of April 14, 2016 (this “Termination”), among Navios Maritime Holdings Inc., a Marshall Islands corporation (the “Borrower”) and Navios Maritime Acquisition Corporation, a Marshall Islands corporation, as lender (in such capacity, the “Lender”).

W I T N E S S E T H:

WHEREAS, the Borrower and Lender entered into that certain agreement, dated as of March 9, 2016 (the “Loan Agreement”), pursuant to which the Lender agreed to make loans under a $50,000,000 revolving loan facility to the Borrower upon the terms and subject to the conditions set forth therein;

WHEREAS, Clause 15.1 of the Loan Agreement provides that any term of the Loan Agreement may be amended with the agreement of the Lender and the Borrower;

WHEREAS, the Board of Directors of each of the Borrower and Lender have determined that it is in the best interest of its respective companies to terminate the Loan Agreement;

NOW, THEREFORE, the Borrower and the Lender each hereby agrees as follows:

1.	Amendment to Clause 5.3. Clause 5.3 of the Loan Agreement is hereby amended to add the following sentence to the end of Clause 5.3:

“The Borrower and NNA may immediately terminate this Agreement at any time by written agreement between the parties.”

2.	Agreement to Terminate. The Borrower and the Lender hereby agree to terminate the Loan Agreement as of the date hereof.

3.	Counterparts. This Termination may be executed by one or more of the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

Unless otherwise defined herein, terms that are defined in the Loan Agreement and used herein are so used as so defined.

IN WITNESS WHEREOF, the undersigned have caused this Termination to be duly executed and delivered as of the date first above written.

NAVIOS MARITIME HOLDINGS INC., as Borrower

By: /s/ Vasiliki Papaefthymiou

      Name: Vasiliki Papaefthymiou

      Title:   Executive Vice President-Legal

NAVIOS MARITIME ACQUISITION

CORPORATION, as Lender

By: /s/ Leonidas Korres

      Name: Leonidas Korres

      Title:   Chief Financial Officer